Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Anixter Inc. and Anixter International Inc. for the registration of debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 20, 2008, with respect to the consolidated financial statements and schedules of Anixter International Inc. and the effectiveness of internal control over financial reporting of Anixter International Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
September 18, 2008
Chicago, Illinois